EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Patriot National Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-10981) on Form S-3 and in the registration statement (No. 333-179204) on Form S-8 of Patriot National Bancorp, Inc., of our report dated March 31, 2015, with respect to the consolidated balance sheets of Patriot National Bancorp, Inc. and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Patriot National Bancorp, Inc.

/s/ KPMG LLP

Stamford, Connecticut

March 31, 2015